Exhibit 10.2

magicJack Vocaltec, Ltd.

Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into as of May 11th, 2013 (the “Effective Date”) by and between magicJack Vocaltec Ltd., a company formed under the laws of the State of Israel, and all of its direct and indirect subsidiaries (collectively, the “Company”), and Peter J. Russo, an individual (“Consultant”).

WITNESSETH:

WHEREAS, the Company desires to retain Consultant to perform certain professional consulting services specified herein; and

WHEREAS, Consultant represents he has expertise in the services required by the Company and desires to be engaged in the capacity of independent contractor in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Scope of Services

a.      Consultant agrees to perform personally the consulting services for the Company specified in Schedule A, which document is incorporated herein by reference.  In addition, Consultant agrees to perform such other duties (together with the consulting services described in Schedule A, the “Consulting Services”) which may be requested by the Company from time to time and which are necessary and reasonably related to the successful completion of the services described in Schedule A.

b.     During the Term, Consultant will provide up to an average of forty (40) hours of Consulting Services per month to the Company, and Consultant shall maintain sole control and discretion as to when the Consulting Services are performed subject to any deadlines specified by Company.  The Consultant will travel to the Company’s principal office in Florida as requested by the Company, but no more frequently than an average of once per month during the Term. In performing the Consulting Services, the Contractor represents and warrants to Company that Contractor shall (1) use diligent efforts and professional skills and judgment; and (2) perform the Services in accordance with recognized standards of the applicable industry and profession.

c.      The Consultant shall communicate with the Company via the telephone or e-mail, regarding the status of the Consulting Services at least weekly and more often as reasonably requested by the Company from time to time.

d      The Company will not provide Consultant with an office or any other space from which to conduct the Consulting Services.  Consultant shall have the sole control and discretion as to where to perform the Consulting Services.

e.      Consultant agrees to supply, at his own expense, any and all tools, equipment or materials necessary for the successful completion of the Consulting Services.

f.       Consultant represents and warrants to Company, that (1) Consultant has, and will maintain throughout the term hereof, full right, power, and authority to enter into and perform its obligations under this Agreement without conflict with the rights of or obligations to any other party, or in violation of any applicable law or regulation; and (2) none of the Consulting Services nor any deliverables provided to Company shall contain any confidential information of any third party.

2.	Consideration

a.      In consideration of the Consulting Services performed by Consultant, the Company agrees to pay Consultant a fee of Sixteen Thousand Six Hundred Sixty-six and 66/100  Dollars ($16,666.66) per month spent providing the Consulting Services (pro-rated for any partial month). Consultant shall invoice Company monthly for such fee and the Company shall provide payment within ten (10) business days following receipt of such invoices.

b.     The Company agrees to reimburse Consultant for the actual costs and expenses incurred at the Company’s request in the performance of the Consulting Services, including travel and related expenses (transportation, accommodations and meals) so long as such costs and expenses are approved in advance by the Company’s Chief Financial Officer, and are adequately and appropriately documented.  Consultant shall record such approved expenses on the invoice described in paragraph (a) above.  Consultant shall be responsible for all other costs and expenses.

c.      The Company shall have no obligation to make any payment to Consultant under the terms of this Agreement other than those specifically set forth in this Section 2.

3.	Term

The Consultant shall commence providing services on May 11, 2013 and shall continue until May 10, 2014 (the “Term”).  However, Company may terminate this Agreement, with or without cause, at any time effective upon written notice to Consultant. Consultant may terminate this Agreement for breach of the terms and conditions hereof by Company provided that Consultant provides written notice of such breach to the Company and Company fails to cure within ten (10) days after the date of receipt of such notice.  Upon termination of this Agreement for any reason, the Company’s sole obligation to Consultant will be payment of the fees set forth in Section 2.a. hereof for Consulting Services performed through the termination date, plus unreimbursed expenses incurred by Consultant in accordance with Section 2.b. hereof.

4.	Independent Consultant Status

a.      It is understood and agreed that Consultant will act solely as an independent contractor hereunder and shall conduct his operations as an independent contractor, and nothing in this Agreement shall be construed to render Consultant an employee of the Company.  The Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the Consulting Services.

b.      Consultant understands and recognizes that it is not an agent of the Company and has no authority to and shall not bind, represent or speak for the Company for any purpose whatsoever.

c.      The Company will record payments to Consultant on, and provide to Consultant, an Internal Revenue Service Form 1099, and the Company will not withhold any federal, state or local employment taxes on Consultant's behalf.  Consultant agrees to pay all such taxes in a timely manner and as prescribed by law.

d.      Consultant will not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and Consultant will not be entitled to any benefits under any such policy or benefit plan.

e.      During the Term, Consultant shall comply with Company’s Reg. FD/Media policy and Insider Trading Policy (copies of which have been provided to Consultant and Consultant acknowledges receipt thereof).

5.	Intellectual Property Rights

All materials, data, reports, methods, and formulae developed, written, or created in the performance of the Consulting Services for Company by Consultant (“Company Developments”) whether such Consulting Services were performed prior to or during the Term of this Agreement will be the sole and exclusive property of Company.  All copyrightable materials prepared by Consultant for Company will be considered “works made for hire” under the copyright laws of the United States and will be owned exclusively by Company.  Consultant hereby assigns to Company all of his right, title, and interest in and to all Company Developments, together with any proprietary right related thereto, including but not limited to, any patent, copyright, trade secret, or other intellectual property rights.

6.	Certain Restrictive Covenants. Consultant hereby agrees to be bound by the non-compete, non-solicitation and confidentiality provisions set forth below.

a.      Consultant agrees that during the Restricted Period (as defined below), Consultant will not engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, or provide any services of any nature whatsoever to any business that is competitive with any business conducted by the Company as of the date of termination of the Consulting Agreement or within twelve (12) months prior to such date of termination, provided that nothing herein shall prevent Consultant from making passive investments in up to 2% of the common stock of any publicly traded entity.

b.     The term “Restricted Period” means a period beginning on the Effective Date and ending on the date that is one (1) year after the termination date of this Agreement.

c.      During the Restricted Period, Consultant will not, for his own benefit or for the benefit of any person other than the Company, (i) solicit, or assist any person to solicit, any officer, director, executive or employee of or consultant to the Company to leave his or her employment with or terminate his or her engagement by the Company, (ii) hire or cause to be hired any person who is then, or who at any time within the preceding twelve (12) months was, an officer, a director, an executive or an employee of or consultant to the Company or (iii) engage any person who is then or who at any time within the preceding twelve (12) months was, an officer, director, executive or employee of or consultant to the Company as a partner, contractor, sub-contractor or consultant or in any other capacity whatsoever.

d.      Consultant shall not (for his own benefit or the benefit of any person other than the Company) use or disclose any information with respect to the Company or any vendor, customer or client of the Company (collectively, “Confidential Information”).  “Confidential Information” includes, by way of example, matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature and matters of a technical nature, “know-how,” computer programs (including documentation of such programs) and research projects, in each case, to the extent not available to the public and to the extent not independently generated by Consultant or others without any reference to the Confidential Information of the Company or any vendor, customer or client of the Company, and such materials constituting plans for future development.  Notwithstanding the foregoing, Consultant may disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law or regulation (but subject to the following provisions of this Section 6.d), (ii) if the same hereafter is in the public domain through no fault of Consultant, (iii) if the same is later acquired by Consultant from another source that is not under an obligation to another person to keep such information confidential or (iv) if the same was independently developed by Consultant without use of, or reference to, any of the information furnished by or on behalf of the Company, provided that such independent development can reasonably be proven by written records.  If Consultant is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, Consultant shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.d..  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you nonetheless, based on the written advice of outside counsel, are required to disclose such information to any tribunal or in accordance with applicable law or regulation, Consultant, without liability hereunder, may disclose that portion of such information which such counsel advises that Consultant is legally required to disclose.  At any time upon the request of the Company, Consultant (or his heirs or personal representatives) shall deliver to the Company all documents and materials containing Confidential Information and all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of Consultant (or his heirs or personal representatives).

7.	Continuing Obligations

The Consultants acknowledges and agrees that the covenants and obligations set forth in Sections 5, 6, 9 and 11 of this Agreement are continuing in nature and shall survive: (i) any termination of the Consulting Services under this Agreement (regardless of the reasons therefor), including, without limitation, termination at the Company’s initiative; (ii) any change in Consultant’s status or the terms of Consultant’s engagement with the Company; and (iii) any interruption in the services provided under this Agreement during which Consultant’s services are suspended and restarted.

8.	Other Work By Consultant

The Consultant shall be free to provide professional consulting services, employment services or service as a member of an entity’s Board of Directors or similar governing body to entities or individuals other than the Company so long as Consultant meets his minimum monthly service obligations to the Company as described in paragraph 1(b) above and otherwise complies with the terms and conditions of this Agreement.  Consultant will provide to the Company prior written notice of its intention to render any such services to any entity or individual which competes with the Company.

9.	No Conflicting Agreements

The Consultant hereby represents and warrants that Consultant has no commitments or obligations inconsistent with this Agreement.  The Consultant hereby agrees to indemnify and hold the Company harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.    During the period during which Consultant’s services are engaged by the Company, Consultant will not enter into any Agreement (oral or written), which may be in conflict with this Agreement.

10.	Transfer and Assignment

This Agreement may not be assigned or transferred by Consultant.  Should such an assignment or transfer occur, this Agreement shall become null and void at the discretion of the Company upon written notice by the Company to Consultant.  The Company may assign or transfer this Agreement at its discretion upon written notice to Consultant.

11.	Return of Property

Upon the Company’s request, Consultant shall, within five (5) calendar days of the date this Agreement terminates and regardless of the reason for the termination, return to the Company all Company property in Consultant’s possession or under Consultant’s control, in any form, including, but not limited to, products, materials, memoranda, notes, notebooks, records, reports, documents, computer hardware, software, and Confidential Information (regardless of how it is maintained) and any copies thereof.

12.	Remedies for Breach

Consultant acknowledges that the restrictions contained in this agreement are reasonable and necessary to protect the legitimate interests of the Company, and are not unduly burdensome to Consultant.  Without limiting the Company’s rights to pursue any other legal and equitable remedies available to it for any breach or threatened breach (including the recovery or damages) by Consultant of the covenants, agreements and warranties contained herein, Consultant acknowledges that a breach of said covenants, agreements and warranties would cause a loss to the Company that could not reasonably or adequately be compensated in damages in any action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of said covenants, agreements and warranties and that accordingly, the Company shall be entitled to injunctive relief to prevent any breach or continuing or threatened breaches of Consultant’s covenants, agreements and warranties as set forth herein.

It is the intention of the parties hereto that if, in any action before any Court empowered to enforce this Agreement, any term, restriction, covenant, agreement or promise is found to be unenforceable, then such term, restriction, covenant, agreement or promise shall be deemed modified to the extent necessary to make it enforceable by such Court.

13.	Waiver

Waiver by the Company of a breach of any provision of this Agreement or failure to enforce any such provision shall not operate or be construed as a waiver of any subsequent breach of any such provision or of the Company's right to enforce any such provision.  No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company's President.

14.	Governing Law and Jury Waiver

This Agreement shall be deemed to have been made in the State of Florida, shall take effect as an instrument under seal within the State of Florida, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the State of Florida, without giving effect to conflict of law principles.  Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in the State of Florida, and that the Agreement thereafter shall be maintained in the State of Florida.  Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in the State of Florida in a court of competent jurisdiction.  Both parties further acknowledge that venue shall exclusively lie in the State of Florida and that material witnesses and documents would be located in the State of Florida.

BOTH PARTIES FURTHER AGREE THAT ANY SUCH ACTION, DEMAND, CLAIM OR COUNTERCLAIM SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THE RIGHT TO A TRIAL BEFORE A CIVIL JURY.

15.	Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.	Headings

All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provisions of this Agreement.

17.	Notices

All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to another address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

All notices to the Company shall be sent to:                                  All notices to Contractor shall be sent to:

magicJack Vocaltec Ltd.                                                                      Peter J. Russo
5701 Georgia Avenue                                                                          2747 Paradise Rd Unit 105
West Palm Beach, Florida 33405                                                        Las Vegas, NV 89109
Attention: CEO

18.	Severability

If any portion or provision of this Agreement shall to any extent be declared unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.	Entire Agreement; Modifications

This Agreement constitutes the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded.  No modification of this contract shall be binding upon the parties hereto, unless such is in writing and duly signed by the respective parties hereto.  This Agreement shall take effect when signed by both parties.

20.      Indemnification and Release Undertaking.  The terms of the Indemnification and Release Undertaking executed by YMAX Corporation and Vocaltec Communications Ltd. in favor of Consultant dated January 5, 2011 will remain in full force and effect during the Term of this Agreement.

IN WITNESS WHEREOF, the respective parties have caused this Agreement to be executed as of the date first above written.

magicJack Vocaltec Ltd

By:	/s/ Gerald T. Vento	/s/ Peter J. Russo
Name:	Gerald T. Vento	Peter J. Russo
Title:	CEO

SCHEDULE A

Description of Consulting Services

Transition services and advice with respect to the Company’s financial reporting and related matters.